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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. ____)*

                           White Cap Industries, Inc.


--------------------------------------------------------------------------------
                              (Name of Issuer)
                   Common Stock, $0.01 par value per share


--------------------------------------------------------------------------------
                       (Title of Class of Securities)


--------------------------------------------------------------------------------
                                  963505102
                               (CUSIP Number)

Check the following box if a fee is being paid with this statement /x/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G


CUSIP NO.  963505103                                      PAGE ____OF _____PAGES

--------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


            APEX INVESTMENT FUND III, LP
            36-4078931

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (A) [ ]
                                                                        (B) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE
--------------------------------------------------------------------------------

                 5      SOLE VOTING POWER
                        684,878
                 ---------------------------------------------------------------
                 6      SHARED VOTING POWER
  NUMBER OF             -0-
   SHARES        ---------------------------------------------------------------
BENEFICIALLY     7      SOLE DISPOSITIVE POWER
  OWNED BY              684,878
   EACH          ---------------------------------------------------------------
 REPORTING       8      SHARED DISPOSITIVE POWER
PERSON WITH             -0-
                 ---------------------------------------------------------------


    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            684,878

--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*    [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            6.5%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
            PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                 SCHEDULE 13G

CUSIP NO.  963505102                                      PAGE     OF     PAGES
                                                              -----  -----

--------------------------------------------------------------------------------

     1      NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Apex Management III, LLC
            36-4078929

--------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (A) [ ]
                                                                      (B) [ ]

--------------------------------------------------------------------------------
    3       SEC USE ONLY

--------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            DELAWARE

--------------------------------------------------------------------------------


                                        5           SOLE VOTING POWER
                                                    -0-
      NUMBER OF
       SHARES                           ----------------------------------------
     BENEFICIALLY                       6           SHARED VOTING POWER
       OWNED BY                                     730,729
         EACH                           ----------------------------------------
       REPORTING                        7           SOLE DISPOSITIVE POWER
      PERSON WITH                                   -0-
                                        ----------------------------------------
                                        8           SHARED DISPOSITIVE POWER
                                                    730,729
--------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            730,729

--------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                       [ ]

--------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            7.0%

--------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
            00 (Limited Liability Company)

--------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-95)

                                 SCHEDULE 13G

CUSIP NO.  963505102                                  PAGE _____ OF _____ PAGES

-------------------------------------------------------------------------------
            NAME OF REPORTING PERSON
    1       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            GEORGE M. MIDDLEMAS
            ###-##-####
-------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (A) [ ]
                                                               (B) [ ]
-------------------------------------------------------------------------------
    3       SEC USE ONLY

-------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
            UNITED STATES
-------------------------------------------------------------------------------

                                        5           SOLE VOTING POWER
                                                    -0-
                                        ---------------------------------------
                                        6           SHARED VOTING POWER
      NUMBER OF                                     730,729
       SHARES                          ----------------------------------------
     BENEFICIALLY                       7           SOLE DISPOSITIVE POWER
       OWNED BY                                     -0-
        EACH                            ---------------------------------------
      REPORTING                         8           SHARED DISPOSITIVE POWER
     PERSON WITH                                    730,729
-------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            730,729

-------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES* [ ]

-------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            7.0%

-------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
            IN
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

SEC 1745 (2-96)

                                 SCHEDULE 13G

CUSIP NO.  963505102                                                    PAGE _____ OF _____ PAGES
--------------------                                                    -------------------------
-------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            FREDERICK W.W. BOLANDER
            ###-##-####
-------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (A) / /
                                                                                (B) / /
-------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

-------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
-------------------------------------------------------------------------------------------------
                         5           SOLE VOTING POWER
                                     -0-
                         ------------------------------------------------------------------------
                         6           SHARED VOTING POWER
                                     730,729

        NUMBER OF        ------------------------------------------------------------------------
         SHARES          7           SOLE DISPOSITIVE POWER
      BENEFICIALLY                   -0-
        OWNED BY         ------------------------------------------------------------------------
          EACH           8           SHARED DISPOSITIVE POWER
        REPORTING                    730,729
       PERSON WITH
                         ------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            730,729
-------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /

-------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            7.0%

-------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*
            IN

-------------------------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
SEC 1745 (2-95)

CUSIP NO. 963505102       SCHEDULE 13G             PAGE _____ OF _____ PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Stellar Investmetn Co.
   36-3572957
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (A) / /
                                                           (B) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   -0-
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         730,729
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           -0-
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   730,729
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  730,729
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.0%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   CO
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILING OUT!
SEC 1745 (2-95)

CUSIP NO. 963505102       SCHEDULE 13G             PAGE _____ OF _____ PAGES

-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   First Analysis APex Management Company III, LLC
   51-0374370
-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (A) / /
                                                           (B) / /
-------------------------------------------------------------------------------
3  SEC USE ONLY


-------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                   -0-
  NUMBER OF     ---------------------------------------------------------------
   SHARES       6  SHARED VOTING POWER
BENEFICIALLY
  OWNED BY         730,729
    EACH        ---------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
   PERSON
    WITH           -0-
                ---------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                   730,729
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

  730,729
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* / /


-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   7.0%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO (Limited Liability Company)
-------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!
SEC 1745 (2-95)

                                  SCHEDULE 13G


CUSIP NO.  963505102                                  PAGE _____ OF _____ PAGES

Item 1(a). Name of Issuer:

           White Cap Industries, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:

           3120 Airway Avenue, Costa Mesa, CA  92626

Item 2(a). Name of Person Filing:

           Apex Investment Fund III, LP ("Apex"), Apex Management III, LLC ("AMIII"), George M. Middlemas ("Middlemas"), Frederick W.W. Bolander ("Bolander"), Stellar Investment Co. ("Stellar"), and First Analysis Apex Management Company III, LLC ("FAAMC") (collectively, the "Reporting Persons"). AMIII is the General Partner of Apex; each of Middlemas, Bolander, Stellar and FAAMC is a Managing Member of AMIII.

           AMIII is also the Manager of Apex Strategic Partners, LLC.

Item 2(b). Address of Principal Business Office:

           Each of the Reporting Persons maintains its principal business offices at 233 South Wacker Drive, Suite 9500, Chicago, IL 60606.

Item 2(c). Citizenship:

           Middlemas and Bolander are U.S. citizens. Stellar is a Delaware corporation. Apex is a Delaware limited partnership and AMIII and FAAMC are Delaware limited liability companies.

Item 2(d). Title of Class of Securities:

           Common Stock, $.01 par value per share ("Common Stock")


Item 2(e). CUSIP Number

           963505102

Item 3.  Type of Person:


           Not applicable. This statement is not filed pursuant to either Rule 13-1(b) or Rule 13d-2(b).


SEC 1745 (2-95)

                                 SCHEDULE 13G

CUSIP NO.  963505102                                  PAGE _____ OF _____ PAGES

Item 4. Ownership:

             (a)  Amount Beneficially Owned:

                  Apex is the record owner of 684,878 shares (which number includes no options exercisable within 60 days of 12/31/97).

                  By virtue of its status as the General Partner of Apex, AMIII may be deemed the beneficial owner of the 684,878 shares owned of record by Apex. Additionally, by virtue of its status as the Manager of Apex Strategic Partners, LLC ("ASP"), AMIII may be deemed the beneficial owner of the 45,851 shares owned of record by ASP.

                  By virtue of their status as Managing Members of AMIII, Middlemas, Bolander, Stellar and FAAMC may be deemed the beneficial owners of the 684,878 shares owned of record by Apex and the 45,851 shares owned of record by ASP. Each of Middlemas, Bolander, Stellar and FAAMC disclaim beneficial ownership of shares owned of record by Apex and ASP.

                  AMIII, Middlemas, Bolander, Stellar and FAAMC may, therefore, be deemed the beneficial owner of 730,729 shares subject to the disclaimers noted above.

             (b)  Percent of Class:

                  Apex may be deemed the beneficial owner of 6.5% and each of AMIII, Middlemas, Bolander, Stellar and FAAMC may be deemed the beneficial owner of 7.0% (based on 10,509,576 shares outstanding as of 11/19/97 as reported in the Issuer's Form 10-Q).

             (c)  Number of shares as to which person has:

                  (i) Sole power to vote or to direct the vote:


                      Apex:                 684,878
                      AMIII:                      0
                      Middlemas:                  0
                      Bolander:                   0
                      Stellar:                    0
                      FAAMC:                      0

SEC 1745 (2-95)

                                 SCHEDULE 13G

CUSIP NO.  963505102                                   PAGE _____ OF _____ PAGES

         (ii)  Shared power to vote or to direct the vote:


                Apex:                   0
                AMIII:            730,729
                Middlemas:        730,729
                Bolander:         730,729
                Stellar:          730,729
                FAAMC:            730,729

        (iii)  Sole power to dispose or to direct the disposition of:
                Apex:             684,878
                AMIII:                  0
                Middlemas:              0
                Bolander:               0
                Stellar:                0
                FAAMC:                  0



        (iv)   Shared power to dispose or to direct the disposition of:

                Apex:                   0
                AMIII:            730,729
                Middlemas:        730,729
                Bolander:         730,729
                Stellar:          730,729
                FAAMC:            730,729

--------------------

Item 5.   Ownership of Five Percent or less of a Class:

                Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

                Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                Not applicable. This statement is not filed pursuant to Rule 13d-1(b)(ii)(G) or Rule 13d-1(c) by a parent holding company.

Item 8. Identification and Classification of Members of the Group:

                Not applicable. This statement is not filed pursuant to Rule 13d-1(b)(ii)(H) by a group.

SEC 1745 (2-95)

                                 SCHEDULE 13G

CUSIP NO.  963505102                                  PAGE _____ OF _____ PAGES


Item 9.   Notice of Dissolution of Group:

                Not applicable.

Item 10.  Certification:

                Not applicable. This statement is not filed pursuant to rule 13d-1(b).

                [REST OF THIS PAGE LEFT BLANK INTENTIONALLY.]


SEC 1745 (2-95)

                                 SCHEDULE 13G

CUSIP NO.  963505102                                  PAGE _____ OF _____ PAGES

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 1998
                                APEX INVESTMENT FUND III, LP

                                By: Apex Management III, LLC
                                Its: General Partner

                                By: Stellar Investment Co.
                                Its: Managing Member

                                By:James A. Johnson
                                   --------------------------------------------
                                   James A. Johnson, President


                                APEX MANAGEMENT III, LLC

                                By: Stellar Investment Co.
                                Its: Managing Member


                                By: James A. Johnson
                                   --------------------------------------------
                                   James A. Johnson, President



                                   George M. Middlemas
                                   --------------------------------------------
                                   George M. Middlemas



                                   Frederick W.W. Bolander
                                   --------------------------------------------
                                   Frederick W.W. Bolander

                                STELLAR INVESTMENT CO.


                                By:James A. Johnson
                                   --------------------------------------------
                                   James A. Johnson, President


                                FIRST ANALYSIS APEX MANAGEMENT COMPANY III, LLC

                                By:
                                   --------------------------------------------
                                Its: Managing Member
                                   --------------------------------------------

                                 SCHEDULE 13G

CUSIP NO.  963505102                                   PAGE _____ OF _____ PAGES

                                   EXHIBIT I

Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required on Schedule 13G need be filed with respect to ownership by each of the undersigned of shares of Common Stock of White Cap Industries, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.



Dated: February 13, 1998        APEX INVESTMENT FUND III, LP

                                By: Apex Management III, LLC
                                Its: General Partner

                                By: Stellar Investment Co.
                                Its: Managing Member

                                By: James A. Johnson
                                    -------------------------------------------
                                    James A. Johnson, President


                                APEX MANAGEMENT III, LLC

                                By: Stellar Investment Co.
                                Its: Managing Member


                                By:James A. Johnson
                                   --------------------------------------------
                                   James A. Johnson, President


                                   George M. Middlemas
                                   --------------------------------------------
                                   George M. Middlemas



                                   Frederick W.W. Bolander
                                   --------------------------------------------
                                   Frederick W.W. Bolander


                                STELLAR INVESTMENT CO.

                                By:  James A. Johnson
                                   --------------------------------------------
                                     James A. Johnson, President

                                FIRST ANALYSIS APEX MANAGEMENT COMPANY III, LLC

                                By:
                                     ------------------------------------------
                                Its: Managing Member
                                     ------------------------------------------